Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made this 14th day of June, 2019 by and between XG Sciences, Inc. a Michigan corporation (“XGS” or the “Employer” and collectively with any entity that is wholly or partially owned by XGS, the “Company”), located at 3101 Grand Oak Drive, Lansing, MI 48911 and Leroy Magwood, (“Executive”), an individual who resides at 821 N. Salem Ave., Arlington Heights, IL 60004.

RECITALS:

WHEREAS, the Company is engaged in the business of researching, developing, manufacturing, and selling graphene nanoplatelets and certain other value-added products that contain graphene nanoplatelets; and

WHEREAS, XGS desires to employ Executive in the capacity of Chief Technologist, and Executive desires to be employed by XGS in such capacity, in accordance with the terms, covenants, and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and Executive agree as follows:

1.                   Employment Period. Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, XGS shall employ Executive, and Executive agrees to serve and accepts such employment beginning on June 17, 2019 (the “Effective Date”). This Agreement shall remain in effect until either party delivers a written notice of a termination pursuant to Section 5 hereof. For purposes of this Agreement, the period from the Effective Date until the termination of Executive’s employment shall hereinafter be referred to as the “Term”. Executive’s employment pursuant to this Agreement shall be “at will” as such term is construed under Michigan law.

2.                   Title and Duties. During the period from the Effective Date through the Term, XGS shall employ Executive as its Chief Technologist (“CT”), and Executive accepts employment in such capacity for a period of 6 months. If the Company believes, in its sole discretion, that Executive has performed in a manner consistent with expectations, then at the end of the 6 month period, the Executive will become an officer and shall have the title Chief Technology Officer (“CTO”). Executive will report to the CEO and be subject to the general supervision and direction of the CEO and as needed for compliance and governance purposes of the Board of Directors of the Company (“Board”). If requested, Executive will serve in similar capacities for each or any subsidiary of XGS without additional compensation. Executive shall perform such duties as are customarily performed by someone holding the title of CT in the same or similar businesses or enterprises as that engaged in by the Company and such other duties as the CEO may assign from time to time.

3.                   Compensation and Benefits of Executive. The Company shall compensate Executive for Executive’s services rendered under this Agreement as follows:

a.	Base Salary. Unless otherwise adjusted by the CEO and approved by the Compensation Committee of the Board (the “Compensation Committee”), the Company shall pay Executive an annualized base salary of $180,000 (the “Base Salary”), payable in equal installments at such times as is consistent with normal Company payroll policy.

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b.	Bonus. Executive will be eligible for a performance-based bonus as a participant in the Company’s Management Incentive Plan (“MIP”), which shall set annual target incentives for the Executive and other senior ranking employees that are determined by the CEO and approved by the Compensation Committee. The Company will target an annual bonus of 20% of the Executive’s Base Salary (the “Target Bonus”). Executive understands and acknowledges that he/she must be an employee of the Company on December 31st of any given fiscal year in order to be eligible to receive all or any portion of a bonus for such fiscal year. Upon meeting the performance thresholds established by the CEO and approved by the Compensation Committee in the MEP for any such year, the actual bonus payout for such year will be no less than 100% of the Target Bonus. However, the Executive shall be eligible to receive up to 150% of the Target Bonus in the event that the Company’s and/or the Executive’s performance exceeds the thresholds set for the Target Bonus.
c.	Benefits. Subject to the eligibility requirements, and enrollment provisions of the Company’s employee benefit plans, Executive may, to the extent he/she so chooses, participate in any and all of the Company’s employee benefit plans for qualified members of Executive’s family at the Company’s expense. All Company benefits are identified in the Employee Handbook and are subject to change without notice or explanation. In addition, subject to the eligibility requirements and enrollment provisions of the Company’s executive benefit programs, Executive shall also be eligible to participate in any and all other benefits programs established for officers of the Company.
d.	Stock Options. At the end of the fiscal quarter which includes the Effective Date (“Grant Date”) as an employee, Executive will be granted an option to purchase 10,000 shares of the Company’s common stock (the “Options”) on the terms and conditions listed below. Such Options will have a strike price equal to $8.00 per share which is the fair market value of the common stock as of the date of this Agreement based upon recently completed and currently contemplated capital raising activities with disinterested third parties. The vesting provisions of such Options shall be as outlined below. These Options shall be treated as incentive stock options (ISOs) to the maximum extent permitted under applicable law, and the remainder of the Options, if any, shall be treated as non-qualified stock options. The grant of these Options will be made pursuant to the Company’s Equity Incentive Plan (the “Plan”) and will be evidenced by a separate “Option Agreement” to be executed by the Company and Executive, which will contain all the terms and conditions of the Options (including, but not limited to, the provisions set forth in this Section 3(d)). So long as Executive remains employed by the Company, such Options will have a seven-year term before expiration. Upon successful completion of the 6 month period in Section 2 herein above, Executive will be granted an option to purchase an additional 10,000 shares of the Company’s common stock at price to be determined at that time. Nothing herein shall preclude XGS from granting Executive additional equity compensation under the Plan or its successor.

100% of such Options will be time-based options and will vest according to the following schedule:

i.       25% shares will vest on the first anniversary of the Grant Date; and

ii.       25% shares will vest on the second anniversary of the Grant Date; and

iii.       25% shares will vest on the third anniversary of the Grant Date; and

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iv.       25% shares will vest on the fourth anniversary of the Grant Date.

Executive understands that, pursuant to the Plan, upon termination of his/her employment, he/she will only have ninety (90) days to exercise any vested portion of the Options. All Options awarded pursuant to this Section 3(d) will contain a provision in the Option Agreement that allows for immediate vesting of any unvested portion of the Options in the event of a change of control of the Company.

e.	Commuting Allowance. The Company agrees to reimburse Executive for up to $1,500 per month for commuting and housing expenses incurred during the term. Expenses reimbursable under the Commuting Allowance include travel, related lodging and meal expenses and other related transition expenses, and will be reimbursed after receipts are submitted for such expenses in accordance with the Company’s policy for expense reimbursements.
f.	Personal Time-Off and Holidays. Executive’s personal time-off (“PTO”) and holidays shall be consistent with the standards set forth in the Company’s Employee Handbook, as revised from time to time or as otherwise published by the Company. Notwithstanding the previous sentence, Executive will be eligible for one hundred forty four (144) hours of PTO/year, which will accrue on a pro-rata basis throughout the year, provided, however, that it is the Company’s policy that no more than sixteen hours (16) hours of PTO can be accrued beyond this annual limit for any employee at any time. Thus, when accrued PTO reaches one hundred sixty (160) hours, Executive will cease accruing PTO until accrued PTO is one hundred forty four (144) hours or less, at which point Executive will again accrue PTO until he/she reaches one hundred sixty (160) hours. In addition to PTO, there are also nine (9) paid national holidays and one (1) “floater” day available to Company employees. Executive agrees to schedule such PTO so that it minimally interferes with the Company’s operations. Executive further understands and acknowledges that pursuant to Company policy, the Company does not pay out unused PTO to employees upon their termination for any or no reason.
g.	Reimbursement of Normal Business Expenses. The Company will reimburse all reasonable business expenses of Executive, including, but not limited to, business related travel, meals and entertainment expenses in accordance with the Company’s polices for such reimbursement.

4.                   Best Efforts of the Executive and Minimum Time Commitments of Employment. Executive agrees to perform all of the duties pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of the Employer. Executive further agrees to perform such duties faithfully and to the best of his/her ability, talent, and experience and, unless otherwise agreed upon with the Company in writing, to render his/her full working time and attention to the Company.

5.                   Termination. The parties agree that any termination of the Executive under this Agreement will be governed as follows:

a.	By the Company for Cause. The Company shall have the right to terminate this Agreement and to discharge the Executive for Cause (as defined below), at any time during the Term. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

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(i)                 failure to materially perform and discharge the duties and responsibilities of Executive under this Agreement after receiving written notice and allowing Executive ten (10) business days to create a plan to cure such failure(s), such plan being acceptable to the CEO and subject to discussion with the Board of Directors, and a further thirty (30) days to cure such failure(s), if so curable, provided, however, that after one such notice has been given to Executive and the thirty (30) day cure period has lapsed, the Company is no longer required to provide time to cure subsequent failures of the same or substantially similar type having occurred within twelve (12) months of the first instance under this provision, or

(ii)               any breach by Executive of the material provisions of this Agreement; or

(iii)             felony conviction involving the personal dishonesty or moral turpitude of Executive; or a determination by the CEO and subject to discussion with the Board, after consideration of all available information, that Executive has willfully and knowingly violated Company policies or procedures involving discrimination, harassment, or work place violence or any other activities that would potential subject the Company to criminal or civil liabilities; or

(iv)              engagement in illegal drug use or abuse of alcohol or prescription drugs that, in the good faith opinion and sole discretion of the Board and subject to discussion with the Board, prevents Executive from performing his/her duties, or

(v)                any misappropriation, embezzlement or conversion of the Company’s opportunities or property by the Executive; or

(vi)              willful misconduct, recklessness or gross negligence by the Executive in respect of the duties or obligations of the Executive under this Agreement and/or the Confidentiality, Non-Solicitation or Non-Competition Agreement.

Any termination for Cause pursuant to this Section shall be given to the Executive in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Executive for Cause. If an Executive is terminated for Cause, the Executive shall only be entitled to receive his/her accrued and unpaid Salary, bonus and other benefits pursuant to Section 3(c) through the termination date and the Company shall have no further obligations under this Agreement from and after the date of termination.

b.	Termination by Company Without Cause. At any time during the Term, the Company shall have the right to terminate this Agreement and to discharge the Executive without Cause effective upon delivery of written notice to the Executive. If the Company terminates the Executive without “Cause” for any or no reason, then the Company agrees that for a period of three (3) months from the date of notice of termination (the “Severance Period”), it will pay 100% of the COBRA premiums for the Executive’s and Executive’s family health insurance benefits, as permitted by COBRA and under the policy provisions as they then may apply. The Company also agrees that it will pay to the Executive at the next such time that annual bonuses are paid by the Company to employees generally, the pro rata portion of any bonus that would be due for the year in which the termination occurs up to the date of written notice of termination (such pro rata bonus amounts together with the amount of any payments due after a termination without Cause for COBRA premiums, collectively the “Benefit Consideration”). The pro rata portion of any such bonus that would be due and payable for the year in which termination occurs shall be calculated by annualizing any financial metrics of the Company (e.g., revenue, adjusted EBITDA, or net income) that may be specified as Company performance metrics in the MIP up to the most recent full month prior to the written notice of termination and comparing such annualized figures to the performance thresholds for the Executive outlined in the MIP that was in effect for such year at the time the written notice of termination was delivered to the Executive. Executive understands and acknowledges that he/she would not have any obligation or authority to represent the Company in any way during the Severance Period.

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Executive further agrees that in the event that he/she obtains employment during the Severance Period, he/she will promptly notify the Company. Provided that such employment does not violate the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement, the Severance Payments will continue to be paid. Other than the Severance Payments, and the Benefit Consideration which is conditioned as described above, the Company shall have no further obligation to the Executive after the date of termination.

The Executive acknowledges and agrees that any and all Severance Payments to which he/she may be entitled under this Section 5(b) following a termination without Cause are conditioned upon and subject to his/her execution of a general waiver and release, in such reasonable form as counsel for the Company shall determine, of all claims the Executive has or may have against the Company.

c.	By Resignation of the Executive. The Executive may terminate his/her employment hereunder with or without cause, upon giving sixty (60) days written notice to the Company. Executive’s “Resignation for Cause” shall mean, without Executive’s consent, the occurrence of any of the following circumstances:

(i)                 A material diminution of Executive’s Base Salary;

(ii)               A change in Executive’s title or position within XGS or its successor, where such change represents a material diminution of Executive’s level of responsibility, duties or authorities; or

(iii)             A material breach by XGS of the terms of this Agreement.

In the event Executive’s resignation is With Cause, Company shall pay to Executive the Severance Payments as set out in Section 5(b).

The Executive agrees that during such sixty (60) day period no more than one week of unused PTO may be utilized without the Company’s written consent. In the event of such a termination, the Executive shall comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Executive’s termination of employment longer than sixty (60) days beyond the Executive’s original notice of termination. Upon such a Resignation Without Cause, the Executive shall become entitled to any accrued but unpaid salary, and other benefits pursuant to Section 3(c) through the termination date, and the Company shall have no further obligations under this Agreement from and after the date of termination.

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d.	Disability of the Executive. This Agreement may be terminated by the Company upon the Disability of the Executive. “Disability” shall mean any mental or physical illness, condition, disability or incapacity which prevents the Executive from reasonably discharging his/her duties and responsibilities under this Agreement for a period of ninety (90) days in any one hundred eighty (180) day period. In the event that any disagreement or dispute shall arise between the Company and the Executive as to whether the Executive suffers from any Disability, then, in such event, the Executive shall submit to the physical or mental examination of a physician licensed under the laws of the State of Michigan, who is agreeable to the Company and the Executive, and such physician shall determine whether the Executive suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Executive. The entire cost of such examination shall be paid solely by the Company. In the event the Company has purchased disability insurance for Executive, the Executive shall be deemed disabled if he/she is disabled as defined by the terms of the disability policy. In the event Company has purchased a disability policy, Executive shall be entitled to the payments thereunder, subject and pursuant to the Company’s contract with the disability insurance carrier. In addition, on the date that the Executive is deemed to have a Disability, this Agreement will be deemed to have been terminated and the Executive shall be entitled to receive from the Company his/her accrued and unpaid Base Salary, bonus, and other benefits pursuant to Section 3(c) through the termination date. Other than as set forth in this subsection 5(c), the Company shall have no further obligations under this Agreement from and after the date of termination due to Disability.
e.	Death of the Executive. In the event of the death of Executive, the employment of the Executive by the Company shall automatically terminate on the date of the Executive’s death and the Company shall be obligated to pay Executive’s estate, or if written instructions signed by the Executive have been provided to the Company prior to the Executive’s death which designates his/her specific next of kin, pay such designated next of kin (i) the Executive’s accrued and unpaid Base Salary, bonus, and other benefits pursuant to Section 3(c) through the termination date and shall pay for Executive’s family health insurance for a period of six (6) months thereafter, subject to and in accordance with the provisions of COBRA. Other than as set forth in this subsection 5(d), the Company shall have no further obligations under this Agreement from and after the date of termination due to the death of the Executive.

6.                   Confidentiality, Non-Compete & Non-Solicitation Agreement. Executive agrees to the terms of the Confidentiality, Non-Solicitation and Non-Compete Agreement attached hereto as Addendum A (the “Confidentiality Agreement”) and has signed that Agreement. Such Confidentiality Agreement is hereby incorporated into and made a part of this Agreement.

7.                   Importance of Certain Clauses. Executive and Employer agree that the covenants contained in the Confidentiality Agreement are material terms of this Agreement and all parties understand the importance of such provisions to the ongoing business of the Employer. As such, because the Employer’s continued business and viability depend on the protection of Confidential Information (as such term is defined in the Confidentiality Agreement), non-solicitation and non-competition, as well as the other provisions in the Confidentiality Agreement, these clauses are interpreted by the parties to have applicability as may be allowed by law and Executive understands and acknowledges his/her understanding of same.

8.                   Consideration. Executive acknowledges and agrees that the provision of employment under this Agreement with the compensation and benefits specified in Section 3 hereof and the execution by the Employer of this Agreement constitute full, adequate and sufficient consideration to Executive for the Executive’s duties, obligations and covenants under this Agreement and under the Confidentiality Agreement incorporated into this Agreement.

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9.                   Acknowledgement of Post Termination Obligations. Upon the effective date of termination of Executive’s employment (unless due to Executive’s death), if requested by the Employer, Executive shall participate in an exit interview with the Employer and certify in writing that Executive has complied with his/her contractual obligations and intends to comply with his/her continuing obligations under this Agreement, including, but not limited to, the terms of the Confidentiality Agreement. To the extent it is known or applicable at the time of such exit interview, Executive shall also provide the Employer with information concerning Executive’s subsequent employer and the capacity in which Executive will be employed. Executive’s failure to comply with this provision shall be a material breach of this Agreement, for which the Employer, in addition to any other civil remedy, may in its sole discretion,(i) subject to then-current and applicable law, discontinue any Benefit Consideration to which the Executive may otherwise be entitled, or (ii) seek equitable relief, without the necessity of posting bond.

10.               Withholding. All payments made to Executive shall be made net of any applicable withholding for income taxes and Executive’s share of FICA, FUTA or other employment taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

11.               Representations of Executive. Executive represents and warrants to Company that to the best of Executive’s knowledge and judgment (a) nothing in his/her past legal and/or work and/or personal experiences, which if became broadly known in the marketplace, would impair his/her ability to serve as the Chief Technologist of a publicly-traded company or materially damage his/her credibility with public shareholders; (b) there are no restrictions, agreements, or understandings whatsoever to which he/she is a party which would prevent or make unlawful his/her execution of this Agreement or employment hereunder, (c) Executive’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he/she is a party or by which he/she is bound, (d) Executive is free and able to execute this Agreement and to continue employment with Company, and (e) Executive has not used and will not use confidential information or trade secrets belonging to any prior employers to perform services for the Company.

12.               Effect of Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

13.               Entire Agreement. This Agreement, together with the other documents referenced herein, reflects the complete agreement between the parties regarding the subject matter identified herein and shall supersede all other previous agreements, either oral or written, between the parties. The parties stipulate that neither of them, nor any person acting on their behalf has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that it or he/she has not relied upon any representation of any third party in executing this Agreement, but rather have relied exclusively on it or his/her own judgment in entering into this Agreement.

14.               Assignment. Employer may assign its interest, obligations, and rights under this Agreement at its sole discretion and without approval of Executive to a successor in interest by the Employer’s merger, consolidation or other form of business combination with or into a third party where the Employer’s stockholders before such event do not control a majority of the resulting business entity after such event. All rights and entitlements arising from this Agreement, including but not limited to those protective covenants and prohibitions set forth in the Confidentiality, Non-Solicitation and Non-Compete Agreement attached as Addendum A and incorporated into this Agreement shall inure to the benefit of any purchaser, assignor or transferee of this Agreement and shall continue to be enforceable to the extent allowable under applicable law. Neither this Agreement, nor the employment status conferred with its execution is assignable or subject to transfer in any manner by Executive.

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15.               Notices. All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, a) if to the Employer, at the Employer’s then current headquarters location, and b) if to Executive, at the most recent address on file with the Company for Executive or to such subsequent addresses as either party shall so designate in writing to the other party.

16.               Remedies. If any action at law, equity or in arbitration, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party may, if the court or arbitrator hearing the dispute, so determines, have its reasonable attorneys’ fees and costs of enforcement recouped from the non-prevailing party.

17.               Amendment/Waiver. No waiver, modification, amendment or change of any term of this Agreement shall be effective unless it is in a written agreement signed by both parties. No waiver by the Employer of any breach or threatened breach of this Agreement shall be construed as a waiver of any subsequent breach unless it so provides by its terms.

18.               Governing Law, Venue and Jurisdiction. This Agreement and all transactions contemplated by this Agreement shall be governed by, construed, and enforced in accordance with the laws the State of Michigan without regard to any conflicts of laws, statutes, rules, regulations or ordinances. Executive consents to personal jurisdiction and venue in the Circuit Court in and for Ingham County, Michigan regarding any action arising under the terms of this Agreement and any and all other disputes between Executive and Employer.

19.               Arbitration. Any and all controversies and disputes between Executive and Employer arising from this Agreement or regarding any other matter whatsoever shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its employment rules. The process for selecting a single unbiased arbitrator shall be decided between Employer and Executive. Any arbitration action brought pursuant to this section shall be heard in Lansing, Michigan. The Circuit Court in and for Lansing, Michigan shall have concurrent jurisdiction with any arbitration panel for the purpose of entering temporary and permanent injunctive relief, but only with respect to any alleged breach of the Confidentiality, Non-Solicitation and Non-Compete Agreement.

20.               Headings. The titles to the sections of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

21.               Miscellaneous Terms. The parties to this Agreement declare and represent that:

a.	They have read and understand this Agreement;
b.	They have been given the opportunity to consult with an attorney if they so desire;
c.	They intend to be legally bound by the promises set forth in this Agreement and enter into it freely, without duress or coercion; and
d.	They have retained signed copies of this Agreement for their records.

22.               Counterparts. This Agreement may be executed in counterparts and by facsimile, or by pdf, each of which shall be deemed an original for all intents and purposes.

Signatures appear on the following page.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

XG SCIENCES, INC., a Michigan Corporation

By: /s/ Philip Rose

Name: Philip Rose

Title: CEO

EXECUTIVE:

/s/ Leroy Magwood

Leroy Magwood

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Addendum A

Confidentiality, Non-Compete and Non-Solicitation Agreement

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